Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 4 on Form S-1 to Registration Statement on Form S-4 (No. 333-182482) of Tile Shop Holdings, Inc. of our report dated June 29, 2012 (except for Note 11, as to which the date is November 16, 2012), relating to our audit of Tile Shop Holdings, Inc. and Subsidiaries (formerly known as The Tile Shop LLC and Subsidiary) consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2010, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Minneapolis, Minnesota

March 27, 2013